EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
FISCAL 2026 RESULTS

~ Net Sales of $131.8 million ~

~ Operating Income of $0.3 million and Adjusted Operating Income of $0.9 million ~

~ EPS of $0.06 and Adjusted EPS of $0.08 ~

~ Board Approves Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – May 29, 2025 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter fiscal 2026 results for the period ended April 30, 2025.

Fiscal 2026 First Quarter Highlights

•	Net sales of $131.8 million versus $134.4 million in the first quarter of fiscal 2025;
•	Gross margin of 54.1% compared to 54.3% in the prior year period;
•	Operating income of $0.3 million, including $0.6 million of expenses related to a cost-savings initiative, compared to $2.1 million in the prior year period;
•	Adjusted operating income of $0.9 million;
•	Diluted earnings per share of $0.06 compared to $0.09 in the prior year period;
•	Adjusted diluted earnings per share of $0.08; and
•	Ended the quarter with cash of $203.1 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “In the first quarter, we navigated a challenging retail environment with discipline and focus, continuing to invest in our iconic brands while driving operational efficiency. We were pleased to execute against our cost savings initiatives while delivering strong product innovation. Overall, our licensed brand portfolio performed very well, reflecting a renewed vibrancy in the fashion watch category. Our Movado brand received a strong response to our new product introductions during the Mother’s Day holiday.”

Mr. Grinberg continued, “As we begin the second quarter, we anticipate continued market volatility, yet we are optimistic about the opportunities that lie ahead, as we introduce compelling innovation across our powerful brand portfolio. We ended the quarter with $203.1 million in cash and no debt, and are pleased to announce that our Board approved a quarterly dividend payment of $0.35 per share. We remain confident in our strategy and our ability to deliver long term profitable growth.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

First quarter fiscal 2026 results of operations included a $0.6 million pre-tax charge, or $0.5 million after tax, representing $0.02 per diluted share, associated with the establishment of a provision for a corporate cost-savings initiative.

In this press release, references to “adjusted” results exclude the impact of the above charge. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

First Quarter Fiscal 2026 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 1.9% to $131.8 million, or decreased 1.0% on a constant dollar basis, compared to $134.4 million in the first quarter of fiscal 2025. The decrease in net sales reflected declines in owned brands and Movado Company Stores, partially offset by an increase in licensed brands. U.S. net sales decreased 1.6% as compared to the first quarter of last year. International net sales decreased 2.2% (a decrease of 0.7% on a constant dollar basis) as compared to the first quarter of last year.
•	Gross profit was $71.4 million, or 54.1% of net sales, compared to $72.9 million, or 54.3% of net sales in the first quarter of fiscal 2025. The decrease in gross margin percentage was primarily the result of the negative impact of fluctuations in foreign exchange rates, increased shipping costs and the decreased leverage of certain fixed costs as a result of lower sales, partially offset by favorable changes in channel and product mix.
•	Operating expenses were $71.1 million in the first quarter of fiscal 2026 compared to $70.8 million in the first quarter of fiscal 2025. This increase was primarily due to an increase in foreign exchange losses that reflect a highly volatile exchange rate environment and an increase in performance-based compensation, partially offset by lower payroll-related and marketing expenses. As a percentage of sales, operating expenses increased to 53.9% of sales from 52.7% in the prior year period primarily due to lower sales. For the first quarter of fiscal 2026, adjusted operating expenses were $70.5 million, or 53.5% of sales.
•	Operating income was $0.3 million compared to $2.1 million in the first quarter of fiscal 2025. Adjusted operating income was $0.9 million in the first quarter of fiscal 2026.
•	The Company recorded a tax provision of $0.7 million in the first quarter of fiscal 2026 compared to a tax provision of $2.0 million in the first quarter of fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision in the first quarter of fiscal 2026 was $0.8 million, or an adjusted tax rate of 30.9%. The tax rate in the first quarter of fiscal 2025 was 48.7%.
•	Net income for the first quarter of fiscal 2026 was $1.4 million, or $0.06 per diluted share, compared to net income of $2.0 million, or $0.09 per diluted share, in the first quarter of fiscal 2025. Adjusted net income for the first quarter of fiscal 2026 was $1.9 million, or $0.08 per diluted share.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on May 29, 2025, the Board of Directors approved the payment on June 26, 2025 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 12, 2025.

During the first quarter of fiscal 2026, the Company did not repurchase shares under its December 5, 2024 share repurchase program. As of April 30, 2025, the Company had $50.0 million remaining available under the share repurchase program.

Fiscal 2026 Outlook

Given the current economic uncertainty and the unpredictable impact of tariff developments on the Company’s business, the Company has elected not to provide a fiscal 2026 outlook at this time. However, the Company is planning to take actions to partially mitigate the impact of the recent tariff changes, including select price increases at the wholesale and retail levels.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, May 29, 2025 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available at 1:00 p.m. ET on May 29, 2025 until 11:59 p.m. ET on June 12, 2025 and can be accessed by dialing (844) 512-2921 and entering replay number 13754012.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision, adjusted net income and adjusted diluted earnings per share, which are operating expenses, operating income, pre-tax income, tax provision, net income and diluted earnings per share, respectively, under GAAP, adjusted to eliminate the establishment of a provision for a cost-savings initiative. The Company believes the adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the Company’s ability to implement and maintain effective internal control over financial reporting in the future, plans to remediate the material weakness with respect to the Company’s internal control over financial reporting and disclosure controls and procedures, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the increase in tariffs and other trade barriers, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,

	2025	2024
		(As Restated)
Net sales	$131,769	$134,379

Cost of sales	60,419	61,459

Gross profit	71,350	72,920

Total operating expenses	71,059	70,802

Operating income	291	2,118

Non-operating income/(expense):
Other income, net	1,760	2,172
Interest expense	(111)	(118)

Income before income taxes	1,940	4,172

Provision for income taxes	660	2,033

Net income	1,280	2,139

Less: Net (loss)/income attributable to noncontrolling interests	(140)	124

Net income attributable to Movado Group, Inc.	$1,420	$2,015

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.06	$0.09

Weighted diluted average shares outstanding	22,499	22,673

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	April 30,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$131,769	$134,379	-1.9%

Total net sales, constant dollar basis	$132,999	$134,379	-1.0%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2025
As Reported (GAAP)	$131,769	$71,350	$71,059	$291	$1,940	$660	$1,420	$0.06
Cost-Savings Initiative (1)	–	–	(579)	579	579	119	460	0.02
Adjusted Results (Non-GAAP)	$131,769	$71,350	$70,480	$870	$2,519	$779	$1,880	$0.08

Three Months Ended April 30, 2024 (As Restated)
As Reported (GAAP)	$134,379	$72,920	$70,802	$2,118	$4,172	$2,033	$2,015	$0.09

(1)	Related to the establishment of a provision for a corporate cost-savings initiative.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2025	2025	2024
			(As Restated)
ASSETS

Cash and cash equivalents	$203,086	$208,501	$225,372
Trade receivables, net	87,257	93,382	81,016
Inventories	189,298	156,738	165,170
Other current assets	23,971	21,786	22,258
Income taxes receivable	7,395	9,534	8,070
Total current assets	511,007	489,941	501,886

Property, plant and equipment, net	19,949	19,920	19,037
Operating lease right-of-use assets	82,018	86,009	89,155
Deferred and non-current income taxes	44,288	41,330	43,280
Other intangibles, net	5,408	5,537	6,935
Other non-current assets	84,508	86,494	75,702
Total assets	$747,178	$729,231	$735,995

LIABILITIES AND EQUITY

Accounts payable	$33,091	$34,312	$32,999
Accrued liabilities	55,828	42,610	41,726
Accrued payroll and benefits	9,177	7,840	6,190
Current operating lease liabilities	19,323	19,263	18,192
Income taxes payable	8,136	8,935	4,263
Total current liabilities	125,555	112,960	103,370

Deferred and non-current income taxes payable	921	1,008	8,143
Non-current operating lease liabilities	72,956	75,508	79,749
Other non-current liabilities	52,346	56,176	52,877

Shareholders' equity	493,228	481,329	489,596

Noncontrolling interest	2,172	2,250	2,260
Total equity	495,400	483,579	491,856

Total liabilities and equity	$747,178	$729,231	$735,995

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30,

	2025	2024
		(As Restated)
Cash flows from operating activities:
Net income	$1,280	$2,139
Depreciation and amortization	2,280	2,288
Other non-cash adjustments	570	1,239
Changes in working capital	(11,650)	(23,822)
Changes in non-current assets and liabilities	306	82
Net cash used in operating activities	(7,214)	(18,074)

Cash flows from investing activities:
Capital expenditures	(1,533)	(1,624)
Long-term investments	(1,290)	(3,123)
Trademarks and other intangibles	(14)	(49)
Net cash used in investing activities	(2,837)	(4,796)

Cash flows from financing activities:
Dividends paid	–	(7,773)
Stock repurchases	–	(1,086)
Stock awards and options exercised and other changes	(467)	(1,058)
Net cash used in financing activities	(467)	(9,917)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5,177	(3,948)
Net change in cash, cash equivalents, and restricted cash	(5,341)	(36,735)
Cash, cash equivalents, and restricted cash at beginning of period	209,214	262,814

Cash, cash equivalents, and restricted cash at end of period	$203,873	$226,079

Non-cash financing activities:
Dividends declared but not paid	$7,783	$–

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$203,086	$225,372
Restricted cash included in other non-current assets	787	707
Cash, cash equivalents, and restricted cash	$203,873	$226,079